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                                                                    Exhibit 23.3

               Consent of Ernst & Young LLP, Independent Auditors

     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1996 Stock Incentive Plan of Maxim Integrated Products, Inc., and the Dallas Semiconductor Corporation Amended and Restated 1987 Stock Option Plan and the Dallas Semiconductor Corporation 1993 Officer and Director Stock Option Plan, of our report dated August 8, 2000, with respect to the consolidated financial statements of Maxim Integrated Products, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended June 24, 2000 filed with the Securities and Exchange Commission and included in its 2000 Annual Report to Stockholders.


                                       /s/ Ernst & Young LLP

San Jose, California
April 10, 2001